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                                                                    EXHIBIT 99.1

   BRIGHTPOINT ENTERS INTO AGREEMENT TO ACQUIRE CERTAIN OPERATIONS OF CELLSTAR

     - Brightpoint to acquire substantially all of CellStar's U.S. operations and its Miami-based Latin America business for $88 million in cash

     - Acquisition to enhance Brightpoint's distribution and logistics capabilities for Latin America

PLAINFIELD, Ind. -- December 18, 2006 -- Brightpoint, Inc. (NASDAQ:CELL) and CellStar Corporation (OTC Pink Sheets:CLST) announced today that they have entered into a definitive agreement ("Definitive Agreement") for a wholly-owned subsidiary of Brightpoint, Inc. to acquire substantially all of CellStar's assets and liabilities related to its U.S. operations and its Miami-based Latin America business. CellStar's operations in Mexico and Chile and other businesses or obligations of CellStar Corporation are excluded from the proposed transaction.

"The proposed acquisition reflects our commitment to enhance long-term shareholder value through the execution of our growth strategy," stated Robert
J. Laikin, Chairman of the Board and Chief Executive Officer of Brightpoint, Inc. "We believe that the proposed transaction will expand our geographic reach, broaden our product offering, and improve our overall efficiency in order to create long-term value for all of our stakeholders. Specifically, with the addition of the Miami-based Latin America business, we will bolster Brightpoint's capabilities for providing distribution and logistic services to customers and suppliers throughout Latin America."

"The Board of Directors of CellStar Corporation believes the divestiture of these operations at this time is in the best interest of our stockholders and we fully support the decision," stated Robert Kaiser, Chairman of the Board and Chief Executive Officer of CellStar Corporation. "In addition, I am certain that as a result of this transaction, our customers will benefit from the enhanced capabilities, efficiencies and financial strength of the combined operations."

Overview of the Proposed Transaction

The Boards of Directors of both Brightpoint, Inc. and CellStar Corporation have unanimously approved the proposed transaction set forth in the Definitive Agreement. The proposed transaction is subject to conditions set forth in the Definitive Agreement, including, without limitation, certain regulatory, supplier and lender approvals and approval by CellStar's stockholders. Under the terms of the proposed transaction, Brightpoint will pay $88 million in cash to CellStar, subject to adjustments based on net assets as set forth in the Definitive Agreement. The closing of the proposed acquisition is currently expected to occur in March or April of 2007.

Brightpoint currently estimates that revenues from the acquired operations will exceed $450 million in the first year following completion of the proposed acquisition. Brightpoint also expects that the proposed acquisition will be slightly accretive to Brightpoint's earnings per share for the first year following completion of the proposed acquisition.

Brightpoint currently expects to fund the purchase price of $88 million (subject to adjustment as set forth above) through a combination of unrestricted cash and borrowings on credit facilities.

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Pursuant to the proposed acquisition, Brightpoint expects to record goodwill and other intangible assets of approximately $65 million.

Deutsche Bank Securities acted as sole financial advisor and Blank Rome LLP acted as legal counsel to Brightpoint.

About Brightpoint

Brightpoint, Inc. (NASDAQ:CELL) is a global leader in the distribution of wireless devices and in providing customized logistic services to the wireless industry. In 2005, Brightpoint handled 42 million wireless devices globally. Brightpoint's innovative services include distribution, channel development, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint's effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

About CellStar

CellStar Corporation (OTC Pink Sheets:CLST) is a leading provider of logistics and distribution services to the wireless communications industry. CellStar has operations in North America and Latin America, and distributes handsets, related accessories and other wireless products from leading manufacturers to an extensive network of wireless service providers, agents, MVNOs, insurance/warranty providers and big box retailers. CellStar specializes in completely integrated forward and reverse logistics solutions, repair and refurbishment services, and in some of its markets, provides activation services that generate new subscribers for wireless service providers.

Additional information about CellStar and the proposed transaction can be found in its press release issued today and on its website at www.CellStar.com.

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. These risk factors include, without limitation, the satisfaction, waiver of, or the parties' ability to complete the terms and conditions set forth in the Definitive Agreement (as defined herein) such as: the receipt of regulatory approvals, the receipt of third-party approvals and other closing conditions, any failure of which may delay or prevent the closing of the transaction; the transaction may involve unexpected costs; the expected benefits of the transaction may not be achieved in a timely manner, or at all; the CellStar business operations may not be successfully integrated into Brightpoint's following the closing; disruption from the transaction may adversely affect the parties' relationships with their customers, suppliers or employees; and Brightpoint may be unable to achieve the expected synergies, business and strategic objectives following the transaction. Accordingly, there can be no assurance that the acquisition of the CellStar operations will occur. In addition, please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange

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Commission; including, Brightpoint's most recent Form 10-K and Form 10-Q and
Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

Contact:   Brightpoint, Inc.
           J. Mark Howell
           317-707-2355